Exhibit 99 (b)

                                 NBC BANK CORP.
                              100 West Grove Street
                            El Dorado, Arkansas 71730
                                 (870) 862-8161

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                     To the shareholders of NBC Bank Corp.:

         NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of NBC Bank Corp. (the "Company") will be held at 10:00 a.m. on June __, 1999, at the offices of the Company, 100 West Grove St., El Dorado, Arkansas 71730. A Proxy Statement relating to the business to be conducted at the meeting is enclosed.

         The meeting is for the purpose of considering and acting upon:

         1. A proposal for the shareholders to approve the merger of the Company with and into Simmons First National Corporation ("Simmons") pursuant to the terms of the Agreement and Plan of Merger, dated March 22, 1999 under the terms of which Simmons will issue 4.1638 shares of its Class A common stock for each share of the Company's stock outstanding, all as more fully set forth in the accompanying Proxy Statement.

         2. A proposal to amend the articles of incorporation to adopt the Arkansas Business Corporation Act of 1987 as the corporate law to govern the affairs of this corporation: (This proposal may only be adopted if Proposal (1) above is also adopted.)

         3. Such other business as may properly come before the meeting or any adjournment thereof. NOTE: The board of directors is not aware of any other business to come before the meeting.

         Any shareholder of the Company who is opposed to the proposed action described in Item #1 is entitled to dissent and obtain payment of the fair value of his shares, by following the procedures set forth in Arkansas Business Corporation Act of 1965, A.C.A. ss.4-26-1007, a copy of which is included in the Proxy Statement delivered herewith.

         Any action may be taken at the meeting on the date specified or on any date or dates to which the meeting may be adjourned. The close of business on April ___, 1999, has been fixed as the record date for determining the shareholders entitled to notice of and vote at the meeting.

         You are requested to complete and sign the enclosed proxy, which is solicited by the board of directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the meeting in person. EACH SHAREHOLDER IS ENCOURAGED TO READ THE ENCLOSED PROXY STATEMENT CAREFULLY PRIOR TO VOTING.
                                       BY ORDER OF THE BOARD OF DIRECTORS.

El Dorado, Arkansas
May __, 1999                               _________________________
                                                   Secretary
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Important:  The prompt  return of proxies  will save the  Company the expense of further requests for proxies in order to ensure a quorum. A pre-addressed postage-paid envelope is enclosed for your convenience.
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